EXHIBIT 10.6

Exclusive Management Consulting and Technical Support Agreement

This Exclusive Management Consulting and Technical Support Agreement (this “Agreement”) is entered into by and between the following two parties in Wuhan China on June 30th, 2009:

Party A:  Wuhan Kingold Jewelry Co., Ltd, a corporation incorporated and validly existing in the territory of the PRC pursuant to the law of the PRC with business license registration number:  420100000023089 and legal registered office at No. Te 15, Huangpu Science and Technology Park, Jiang’an District, Wuhan.

Party B:  Wuhan Vogue-Show Jewelry Co., Ltd, a Wholly-Owned Foreign Enterprise (“WOFE”) registered in Wuhan of the PRC, with business license registration number:  420100400013662 and legal registered office at 5th Floor I-3, No. Te 15, Economic Development Zone, Jiang’an District, Wuhan.

In this Agreement, Party A and Party B collectively are referred to as “both parties” and each of them is referred to as “a party”.

Whereas:

1.           Wuhan Kingold Jewelry Co., Ltd (hereinafter referred to as “Party A” or “Kingold Jewelry”) is a corporation duly and legally incorporated and existing in the territory of the PRC pursuant to the law of the PRC, and mainly engages in the manufacture and wholesale of gold jewelry.

2.           Wuhan Vogue-Show Jewelry Co., Ltd (“Party B”), a WOFE registered and existing in Wuhan of the PRC, has advanced process and design conception, unique manufacture and processing technology and smooth sales channels, is advantageous in the international trend in the design conception of gold jewelry and craftworks, and has an industry-leading management team with advanced conception, scientific method and rich experience.

3.           Party A agrees to employ Party B to be its exclusive management consultant who will provide exclusive technical support for Party A.

4.           Party B agrees to accept the entrustment of Party A and work as the exclusive management consultant of Party A and provide Party A with exclusive technical support.

Now, therefore, with the consensus reached through negotiation, both parties have entered into this Agreement and agreed to abide by it pursuant to the applicable laws and regulations of the PRC.

Clause 1              Exclusive Management Consulting and Technical Support

1.1         Exclusive Management Consulting

As of the date of the execution of this Agreement, Party A shall irrevocably agree to entrust Party B as its exclusive management consultant pursuant to the terms and conditions of this Agreement, and Party B shall agree to accept the entrustment of Party A to be the exclusive management consultant of Party A pursuant to the terms and conditions of this Agreement.

1.2         Exclusive Technical Support

As of the date of the execution of this Agreement, Party B shall irrevocably agree to provide Party A with exclusive technical support for the production and operation of Party A pursuant to the terms and conditions of this Agreement, and ensure that the technical support Party A receives will not be less than the services for Party B itself and its any other affiliate.

Clause 2              Representations and Warranties

2.1         Each party respectively represents and warranties to the other party that, upon the execution of this Agreement:

2.1.1  it has the right to execute this Agreement and the capability to perform the same;

2.1.2  it has carried out necessary internal decision-making procedures, obtained proper authority, acquire all the necessary consents and approvals of any requisite third party and government authority to enter into and perform this Agreement and this Agreement does not violate the laws and contracts binding or affecting it;

2.1.3  upon the execution, this Agreement will constitute the legal, valid, binding obligation of the other party and both parties will be subject to compulsory enforcement pursuant to the terms and conditions of this Agreement.

2.2         Party A represents and warranties to Party B as follows that:

2.2.1  Party A and its business both have abided by all applicable national laws and regulations in relation to environment protection;

2.2.2  before the execution of this Agreement, Party A’s assets and business did not involve in or suffer any threats or sanctions of or in relation to material civil, criminal or administrative claims, investigations, complaints or lawsuits arising from or in relation to environment protection;

2.2.3  before the execution of this Agreement, Party A or its business (including assets, the same below) did not have any criminal violations or any actions without duly approval or any responsibility to be assumed arising from the violation of any obligation (whether by law, by contract, or by other means), and did not have any claims against Party A or its business due to the above-mentioned actions or the violations to the above-mentioned obligations; and

2.2.4  before the execution of this Agreement, there was not or would not be any investigations or surveys of the business of Party A by government or other authority.

Clause 3              Service Content

3.1         Exclusive Management Consulting

3.1.1  Within the Management Consulting Period (defined in Clause 10), Party B shall fully manage the operation activities of Party A as its exclusive managing consultant.  The detailed management services include but not limit to:

(a)	major decisions;

(b)	the decision in relation to the personnel recruitment, appointment and removal, dismissal, and remuneration of Party A;

(c)	fund management;

(d)	financial management;

(e)	assets management; and

(f)	daily production and operation.

3.1.2  As of the day when this Agreement comes into effect, it is the obligation of Party B to fully control and manage all internal operation activities of Party A.

3.1.3  For Party B’s operation decision for the operation management of Party A, Party A shall unconditionally provide necessary assistance.

3.2         Exclusive Technical Support

As of the day when this Agreement comes into effect, Party B shall permit Party A to use its related technology in production and operation and obtain such technical support including but not limited to technical consulting, training and servicing, provided by Party B, and the service level shall not be below the level of the similar technical service for Party B itself and its affiliate.  If Party B or its affiliate has any improvement or subsequent research and development on the above-mentioned technology, Party A, pursuant to this Agreement, will automatically obtain the right to apply such technology into its production and operation.

Clause 4              Major Decision Right Management

4.1         Pursuant to the Shareholders’ Voting Proxy Agreement entered into by Party B and some of Party A’s shareholders on the same day as this Agreement (“Shareholders’ Voting Proxy Agreement”), Party B shall have the right to participate in the shareholder’s meeting of Party A, vote on the matters proposed at the meeting, suggest the holding of temporary shareholders’ meeting as the agent of some shareholders of Party A, and have other shareholders’ voting rights as stipulated in the Articles of Association of Party A.

4.2         Party B shall have the right to designate the director and shareholder supervisor candidates of Party A.

4.3         Party B shall also have the right to make the following major decisions:

4.3.1  to decide the operation plan and investment scheme for Party A;

4.3.2  to prepare the annual financial budget and settlement of Party A;

4.3.3  to prepare the profit distribution scheme and loss compensation scheme of Party A;

4.3.4  within the authorization of the shareholder’s meeting, to decide such matters of Party A as foreign investment, assets purchase and sale, assets mortgage, external guarantee, assets management and related party transaction;

4.3.5  to decide the setup of the internal governance structure of Party A;

4.3.6  to employ or dismiss the senior officers of Party A and decide their remuneration and other terms of employment;

4.3.7  to establish the basic management system and specific regulations of Party A;

4.3.8  to prepare the amendment scheme for the Articles of Association of Party A; and

4.3.9  to retain or replace the Certified Public Accounting (“CPA”) firm providing auditing service for Party A.

4.4         Party B shall have the right to prepare the scheme to purchase or repurchase the shares of Party A or merger, divide, dissolve and reorganize Party A, the scheme to increase or decrease the registered capital, issue bonds or other securities and go public for Party A; however, such schemes must obtain the consent of the shareholders of Party A in advance.

Clause 5              Human Resource Management (“HR Management”)

5.1         Party B shall have the right to decide all matters in relation to HR of Party A pursuant to the Company Law of the PRC and the Articles of Association of Party A, including but not limited to the employment, removal, staffing and remuneration of senior officers.

5.2         Within the Management Consulting Period, Party B shall enter into formal labor contract with the personnel employed by Party A and transact such welfares as social insurance and housing funds on behalf of Party A pursuant to the applicable laws and regulations.

5.3         For all the existing employees of Party A, Party B undertakes to retain them and keep their salary, insurance and welfare not below the level before Party B takes over the business.

Clause 6              Capital Management

Party B shall manage and control all funds of Party A.  Party A shall open or appoint a management account for its funds (“Management Account”) and Party B shall be responsible for and have the right in deciding the inward and outward remittance of its funds.  The seal affixed to such account shall be that of the person appointed and confirmed by Party B.  As of the day when this Agreement comes into effect, all cashes of Party A, including but not limited to the existing working capitals, the incomes from the sale to customers and inventories, raw materials and receivables (if any), all payables and operating expenses, employees’ salaries and expenditures for assets acquisition, and all operating incomes, must be saved and transacted in this Management Account.

Clause 7              Financial Management

7.1         Party B shall establish the financial and accounting system of Party A pursuant to the applicable laws and regulations of the PRC and the rules of the governmental authority.

7.2         Party B shall submit annual budget and settlement scheme to the shareholders of Party A.

7.3         Party B shall on a quarterly basis file financial statements to the shareholders of Party A, and prepare the annual financial statements of Party A within one hundred and twenty (120) days after the end of each financial year, and provide them to the shareholders after they are audited by the CAP firm.

Clause 8              Assets Management

8.1         Party A shall deliver all its assets audited on December 31, 2008 (“Base Date”) to Party B (the assets list attached hereunder as Exhibit A) and undertake it has no action adversely affecting the above-mentioned assets after the Base Date and before the execution of this Agreement.

8.2         Within the Management Consulting Period, Party B shall not transfer the assets of Party A or reduce the same.

8.3         Party B shall undertake that, within the Management Consulting Period, the existing assets of Party A are used only for the operation of the existing business, and with its advanced management and by means of expanding production and operation scale and financing, have the assets of Party A achieve the purpose of maintaining and increasing value.

Clause 9              Production and Operation Management

9.1         Party B shall have the right to decide all daily production and sales arrangements of Party A such as the production scale, product category, sales strategy and execution of operating contracts.

9.2         Party B undertakes to provide Party A with its existing and future developed advanced processes and designs for gold jewelry and craftworks free of charge, as well as free training.

9.3         Party B shall use advanced management and technology to further improve the quality of Party A’s products and expand the production of Party A.

9.4         Party B undertakes to make full use of its existing sales channel and all these methods such as market research, advertisement, propaganda and sales promotion to broaden sales channels and increase sales volume.

Clause 10            Period of Management Consulting and Technical Support

The period of management consulting and technical support shall start as of the day when this Agreement comes into effect and ends as at the earliest one of the following dates:

10.1       the day when Party A’s operating period expires (“Management Consulting Period”);

10.2       the day when the management consulting is terminated by both parties hereto through negotiation; or

10.3       the day when Party B completes the acquisition of 95% of the equities or all the assets of Party A.

Clause 11            Fees and Payment for Management Consulting and Technical Support

In order to fulfill the management consulting and technical support under this Agreement, Party A shall pay on a monthly basis management consulting fees and technology use and support fees in principle equal to 95% of all profits, if any, of that month of Party A to Party B.  These fees that Party A shall pay to Party B are paid in the following manner:  within the term of this Agreement, after the costs and expenses are deducted for that month, 75% of all incomes of Party A obtained that months are used to pay management consulting fees and 20% of the same as technology use and support fees; if the incomes of Party A that month are zero or negative after the costs and expenses and taxes are deducted for that month, Party A will not pay Party B management consulting fees and technology use and support fees, and the loss of that month shall be deducted from the management consulting fees and technology use and support fees of the following months.  Party A and Party B shall compute the management consulting fees and technology use and support fees for the previous month within fifteen (15) business days after the start of the next month.  All payment to be made by Party A hereunder shall be made free and clear of and without deduction for or on account of tax, unless Party A is required to make such payment subject to the deduction or withholding of tax.

Should Party A fail to pay all or any part of the fees due to Party B under this Clause within the time limits stipulated, Party B shall pay to Party A interest in RMB on the amount overdue based on the three (3) month lending rate for RMB announced by the Bank of China on the relevant due date.

Clause 12            Rights and Obligations of Party A

12.1       On the day when this Agreement comes into effect, Party A shall deliver all its business data, personal archives, business licenses, official seals, financial seals and other materials to Party B or representative authorized by Party B.

12.2       Without the written consent of Party B, Party A shall not make any decisions for its production and operation.

12.3       Party A shall assist Party B in the management consulting as per the request of Party B.

12.4       Party A shall open or designate the Management Account within fifteen (15) days of date hereof.

12.5       Party A shall actively assist Party B in broadening raw materials supply and sales channels.

12.6       Party A shall assist Party B in purchasing and reconstructing equipments, transportation tools, office supplies and communications tools within the territory of the PRC.

12.7       Party A shall actively assist Party B in transacting foreign merger formalities provided that doing so is permitted by the laws and regulations of the PRC.

12.8       Party A shall not terminate this Agreement unilaterally.

12.9       Party A shall exercise the rights and perform the obligations under this Agreement.

12.10     Party A shall permit and cause Party A’s shareholders to pledge the equity interests of Party A to Party B for securing the management consulting fees and technology use and support fees that should be paid by party A pursuant to this Agreement.

12.11     Party A shall indemnify and hold harmless Party B from and against any loss, damage, obligation and expenses arising out of any litigation, claim or other legal procedure against Part A arising out of the performance of this Agreement.

12.12     Party A will comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental authority, in respect of the conduct of its business and the ownership of its property, including without limitation, maintenance of valid and proper government approvals and licenses necessary to provide the services, except that such non-compliances could not, in the aggregate, have a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or prospects of Party A.

12.13     Party A will do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises and licenses.

12.14     Party A shall designate the person recommended by Party B as the directors of Party A, and Party A shall appoint Party B’s senior officers as Party A’s General Manager, Chief Financial Officer, and other senior officers.  If any of the above senior officers leaves or is dismissed by Party B, he or she will lose the qualification to take any position in Party A and Party A shall appoint other senior officers of Party B recommended by Party B to take such position.  The person recommended by Party B in accordance with this clause herein should comply with the stipulation on the qualifications of directors, General Manager, Chief Financial Officer, and other senior officers pursuant to applicable law.

12.15     Information Covenants.  Party A will furnish to Party B:

12.15.1  Preliminary Monthly Reports.  Within five (5) days after the end of each calendar month the preliminary income statements, balance sheet and results of operations of Party A made up to and as at the end of such calendar month, in each case prepared in accordance with the PRC generally accepted accounting principles, consistently applied.

12.15.2  Final Monthly Reports.  Within ten (10) days after the end of each calendar month, a final report from Party A on the financial situation such as income statements, balance sheet and results of operations of Party A made up to and as at the end of such calendar month and for the elapsed portion of the relevant financial year, setting forth in each case in comparative form figures for the corresponding period in the preceding financial year, in each case prepared in accordance with the PRC generally accepted accounting principles, consistently applied.

12.15.3  Quarterly Reports.  As soon as available and, in any event, within thirty (30) days after each Quarterly Date (as defined below), unaudited consolidated balance sheet, consolidated statements of operations, statements of cash flows and changes in financial situation of the Party A and its subsidiaries, if any, for such quarterly period and for the period from the beginning of the relevant fiscal year to such Quarterly Date, setting forth in each case actual versus budgeted comparisons and in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of the chief financial officer of the Party A, which certificate shall state that said financial statements fairly present the consolidated financial condition and results of operations, as the case may be, of the Party A and its subsidiaries, if any, in accordance with U.S. general accepted accounting principles applied on a consist basis as at the end of, and for, such period (subject to normal year-end audit adjustments and the preparation of notes for the audited financial statements).

12.15.4  Annual Audited Accounts.  Within six (6) weeks of the end of the financial year, the annual audited accounts of Party A to which they relate (setting forth in each case in comparative form the corresponding figures for the preceding financial year), in each case prepared in accordance with, among others, the U.S. generally accepted accounting principles, consistently applied.

12.15.5  Budgets.  At least 90 days before the first day of each financial year of Party A, a budget in form satisfactory to Party B (including budgeted statements of income and sources and uses of cash and balance sheets) prepared by Party A for each of the four financial quarters of such financial year accompanied by the statement of the chief financial officer of Party A to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby.

12.15.6  Notice of Litigation.  Promptly, and in any event within one (1) business day after an officer of Party A obtains knowledge thereof, notice of (i) any litigation or governmental proceeding pending against Party A which could materially adversely affect the business, operations, property, assets, condition (financial or otherwise) or prospects of Party A and (ii) any other event which is likely to materially adversely affect the business, operations, property, assets, condition (financial, or otherwise) or prospects of Party A.

12.15.7  Other Information.  From time to time, such other information or documents (financial or otherwise) as Party B may reasonably request.

Clause 13            Negative Covenants

Party A covenants and agrees that, during the term of this Agreement, without the prior written consent of Party B,

13.1       Party A will not issue, purchase or redeem any equity or debt securities of Party A.

13.2       Party A will not create, incur, assume or suffer to exist any liens upon or with respect to any property or assets of Party A whether now owned or hereafter acquired, provided that the provisions of this Clause 13.2 shall not prevent the creation, incurrence, assumption or existence of:

13.2.1  liens for taxes not yet due, or liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; and

13.2.2  liens in respect of property or assets of Party A imposed by law, which were incurred in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of Party A or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property of assets subject to any such lien.

13.3       Party A will not wind up, liquidate or dissolve its operations or enter into any transactions of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any person, except that (i) Party A may make sales of inventory in the ordinary course of business and (ii) Party A may, in the ordinary course of business, sell equipment which is uneconomic or obsolete.

13.4       Parry A will not declare or pay any dividends, or return any capital, to its shareholders or authorize or make any other distribution, payment or deliver of property or cash to its shareholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued by Party A with respect to its capital stock), or set aside any funds for any of the foregoing purposes.

13.5       Party A will not contract, create, incur, assume or suffer to exist any indebtedness, except accrued expenses and current trade accounts payable incurred in the ordinary course of business, and obligations under trade letters of credit inclined by Party A in the ordinary course of business, which are to be repaid in full not longer than one (1) year after the date on which such indebtedness is originally incurred to finance the purchase of goods by Party A.

13.6       Party A will not lend money or credit or make advances to any person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other person, except that Party A may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms.

13.7       Party A will not enter into any transactions or series of related transactions, whether or not in the ordinary course of business, with any affiliate of Party A, other than on terms and conditions substantially as favorable to Party A as would be obtainable by Party A at the time in a comparable arm’s-length transaction with a person other than an affiliate and with the prior written consent of Party B.

13.8       Party A will not make any expenditures for fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with generally accepted accounting principles in the PRC or in the United States) in excess of US $1,000,000, without the prior written consent of Party B.

13.9       Party A will not (i) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) any existing indebtedness or (ii) amend or modify, or permit the amendment or modification of, any provision of any existing indebtedness or of any agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any of the foregoing or (iii) amend, modify or change its Article of Association or Business License, or any agreement entered into by it, with respect to its capital stock, or enter into any new agreement with respect to its capital stock.

Clause 14            Rights and Obligations of Party B

14.1       Party B shall have the independent and full operation management right over Party A.

14.2       Party B shall have the right to dispose all the assets of party A, except otherwise provided in this Agreement.

14.3       Party B shall have the right to collect management consulting fees.

14.4       Party B shall have the right to designate directors and shareholder supervisor of Party A.

14.5       According to the resolution of the board of directors, Party B shall have the right to appoint general manager, deputy general manager, financial officer of Party A.

14.6       Party B shall have the right to convoke Party A’s shareholders’ meeting and adopt a resolution at the shareholders’ meeting pursuant to the Shareholders’ Voting Proxy Agreement.

14.7       Party B shall manage the fund accounts.

14.8       Party B shall manage all operation activities of Party A.

14.9       If Party A’s shareholders require, Party B shall inform them of the operation of Party A in time and accept the reasonable suggestions from them.

14.10     Party B shall exercise the rights and perform the obligations under this Agreement.

Clause 15            Taxes and Fees

All taxes and fees resulting from the execution and performance of this Agreement and in the process of the operation with management consulting shall be borne by both parties respectively pursuant to the applicable laws and regulations.

Clause 16            Intellectual Property Right

Party A shall contribute all of its intellectual property rights to Party B.

Both parties shall strictly keep confidential all patents, trademarks, data, drawings, codes or other technical information including all intellectual property right information that either party provides in writing or in any other form pursuant to this Agreement.

In addition, the above-mentioned intellectual property right information either party provides the other party shall not become the property of the other party, shall be used only for the performance of its obligations under this Agreement and shall not be copied for or disclosed to any third party or used wholly or partially for any other purpose.  The provision of patents, trademarks, data, drawings, codes or other technical information shall not be interpreted as either party endows any title thereof to the other party expressly or impliedly.

Party B shall own all intellectual property rights developed or discovered through research and development, in the course of providing services, or derived from the provision of the services.  Such intellectual property rights shall include patents, trademarks, trade names, copyrights, patent application rights, copyright and trademark application rights, research and technical documents and materials, and other related intellectual property rights including the right to license or transfer such intellectual properties.  If Party A must utilize any intellectual property, Party B agrees to grant an appropriate license to Party A on terms and conditions to be set forth in a separate agreement.

Clause 17            Liability for breach

Both parties shall sufficiently perform this Agreement.  Either party breaking this Agreement shall bear the liability as arising therefrom and in relation thereto.  If the breaking party causes damages to the other party, the breaking party shall compensate the other party for all such damages.

Clause 18            Force Majeure

Force majeure refers to all events that is out of the control of either party, unforeseeable or foreseeable but inevitable and causes either party unable to perform its obligations under this Agreement, including but not limited to natural phenomena and natural disasters such as flood, fire, drought, typhoon, rainstorm, tide, earthquake, explosion, epidemic, strike, tsunami, accident, war or any other unforeseeable, inevitable or out-of-control circumstances, including the circumstance that is deemed as force majeure in international commercial practice.

In case of force majeure, the affected party shall inform the other party of such event in writing within fourteen (14) business days after its occurrence.  Where the occurring force majeure causes either party to be unable to perform its obligations under this Agreement, the other party shall have the right to send a written notice to such party to terminate this Agreement and this Agreement will be terminated thirty (30) days after the reception of the termination notice.

Clause 19            Confidentiality

19.1       All materials, documents, communications and other information obtained in the negotiation, execution or performance of this Agreement, whether commercial, technical or in any other form (hereinafter referred to as “Confidential Information”), shall be kept confidential and used only for the performance of the obligations under this Agreement.  Unless otherwise the other party consents in writing, neither party shall release, leak or disclose any Confidential Information to any third party.

19.2       Either party can disclose the Confidential Information in the following circumstances:  (1) where the law, court order or the competent court with jurisdiction requires, and such disclosure can be conducted only within such requirement; (2) where the competent authority or government department requires; (3) where such Confidential Information has been known to the general public; or (4) where such Confidential Information was owned duly and legally by the disclosing party rather obtained from the other party before the disclosing party obtains it. However, for the circumstances aforesaid, where either party discloses the Confidential Information, it shall inform the other party of the Confidential Information to be disclosed.

19.3       Nonetheless other provisions of this clause, either party shall have the right to disclose the Confidential Information to its lawyer, accountant, other professional consultants, directors or senior officers; however, such personnel shall undertake in writing to treat such information as Confidential Information by taking the measures similar to those stated in Paragraph 1 of this clause.

Clause 20            Governing Law

The execution, validity, effect, interpretation, performance and dispute solution of this Agreement shall be governed by the laws and regulations of the PRC.

Clause 21            Dispute Resolution

Both parties agree that any dispute arising from or in relation to this Agreement shall first be settled by the friendly negotiation of both parties.  If the negotiation fails within 45 days, either party shall have the right to file the dispute with China International Economic and Trade Arbitration Commission (“CIETAC “) in Beijing for arbitration pursuant to the currently effective arbitration rules of CIETAC at the time of application.  This arbitration shall be final and bind both parties and shall be enforceable in any court of competent jurisdiction.  The arbitration fees shall be born by the losing party.

Clause 22            Party B’s Remedy upon Party A’s Default

In addition to the remedies provided elsewhere under this Agreement, Party B shall be entitled to remedies permitted under PRC laws, including without limitation compensation for any direct and indirect losses arising from the breach and legal fees incurred to recover losses from such breach.

Clause 23            Effect and Termination of this Agreement

23.1       This Agreement shall come into effect as of the day when the seals of both parties are affixed to it and the authorized representatives of both parties sign on it, and shall terminate on the day of the acquisition of 95% of equities or all the assets of Party A.

23.2       The term of this Agreement may be extended by Party A in its sole discretion before the termination or expiration of this Agreement.  The term of extension shall be determined through mutual agreement by both parties to this Agreement.

23.3       Before Party B’s acquisition of 95% of equities or assets of Party A, unless otherwise agreed on through negotiation by both parties, neither party can terminate in advance or amend this Agreement, except otherwise stipulated in this Agreement

23.4       The rights and obligations of both Parties under Clause 12.11 regarding indemnity and Clause 19 regarding confidentiality shall survive the termination of this Agreement.

Clause 24            General Terms

24.1       Entire Agreement

This Agreement is the basic agreement between the parties for entrusted operation.  This Agreement and the Exhibits and Schedules hereto contain the entire understanding between the parries, no other representations, warranties or covenants having induced any party to execute this Agreement, and supersede all prior or contemporaneous agreements with respect to the subject matter hereof.  All exhibits, addendums, and schedules referred to in this Agreement are incorporated herein by reference.  All references to schedules and exhibits are to exhibits and schedules attached to and to become a part of this Agreement unless otherwise indicated.

24.2       Amendment

Any amendment and/or rescission shall be in writing and signed by the authorized representatives of both parties.  Such revision shall be a valid integral part of this Agreement.

24.3       Headings

The headings of any Clauses or other portion of this Agreement are for convenience only and are not to be considered in construing this Agreement.

24.4       Construction

References in this Agreement to “Clauses,” “Sections” “Schedules” and “Exhibits” shall be to the Clauses, Sections, Schedules and Exhibits of this Agreement, unless otherwise specifically provided; any use in this Agreement of the singular or plural, or the masculine, feminine or neuter gender, shall be deemed to include the others, unless the context otherwise requires; the words “herein”, “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; the word “including” when used in this Agreement shall mean “including without limitation”; and except as otherwise specified in this Agreement, all references in this Agreement (a) to any agreement, document, certificate or other written instrument shall be a reference to such agreement, document, certificate or instrument, in each case together with all exhibits, schedules, attachment and appendices thereto, and as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof; and (b) to any law, statute or regulation shall be deemed references to such law, statute or regulation as the same may be supplemented, amended, consolidated, superseded or modified from time to time.

24.5       Transfer

Without the prior written consent of the other party, no party shall sub-contract, license or transfer its rights and obligations under this Agreement to any third party or its affiliate; and any transfer of this Agreement without approval shall be invalid.  Each party shall determinate whether to approve a transfer without unreasonable delay.

24.6       Severability

Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

24.7       Waiver

No failure or delay of either party to enforce any right hereunder shall constitute a waiver of any such right hereunder.  No waiver shall be effective hereunder unless in writing and a waiver shall only be effective for the specific act or circumstance for which it is given and not for any future act or circumstance.

24.8       Succession of this Agreement

This Agreement shall bind the successors and transferees of both parties.

24.9       Language

This Agreement is in both Chinese and English and signed by both parties, and the two versions have the same effect.  Should there be any discrepancy between the two language versions, the Chinese version shall prevail.

24.10     Copies of this Agreement

This Agreement shall be executed in two counterparts, each party holds one.  Each of the copies shall be deemed as the original one and has the same effect.

24.11     Notices

All notices required or permitted under this Agreement shall be in writing and shall be sufficiently given only if mailed by registered or certified mail, return receipt requested, or sent by expedited or overnight delivery service with return receipt, or sent by telecopier with confirmed receipt, to the party to receive notice at the following addresses or at such other address as any party may, upon ten (10) days prior notice, direct:

If to Party A:

With a copy to:

If to Party B:

With a copy to:

[The remainder of this page is intentionally left blank.]

In witness hereof, both parties have signed this Agreement on the date specified on the first page of this Agreement

Party A:

Wuhan Kingold Jewelry Co., Ltd (seal)

Authorized Representative (signature):

Party B:

Wuhan Vogue-Show Jewelry Co., Ltd (seal)

Authorized Representative (signature):

Exhibit A

1.	Gold Jewelry and Bars, etc.

2.	Office Furniture, Furnishings and Appliances

3.	Other Assets